Exhibit 99.1

For Immediate Release

SOLO CUP COMPANY ANNOUNCES AGREEMENT

TO ACQUIRE INNOWARE PLASTIC, INC.

Acquisition will add comprehensive line of take-out containers to Solo product portfolio

LAKE FOREST, Ill., March 31, 2010 – Solo Cup Company, a leading provider of single-use products used to serve food and beverages, today announced that it has entered into a stock purchase agreement to acquire InnoWare Plastic, Inc., a Georgia-based manufacturer of a comprehensive line of take-out containers. Solo will acquire InnoWare Plastic for $24 million in cash from InnoWare, LLC. InnoWare, LLC is a manufacturer of disposable foodservice products owned by Norwest Equity Partners, a Minneapolis-based middle market private equity investor. The closing of the acquisition is scheduled for today.

“Take-out is an important growth platform for Solo’s customers,” said Robert M. Korzenski, president and chief executive officer, Solo Cup Company. “The acquisition of InnoWare Plastic, which we expect to contribute positively to earnings this year, will enhance our existing take-out offerings and expand the base upon which we can accelerate growth via our existing distributor and operator relationships.

“This transaction also represents an important milestone for Solo. Our work in recent years to right-size and refinance our company has successfully repositioned Solo for growth. We leveraged that position today with the addition of this important product line to Solo’s portfolio.”

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Solo Cup Company is a $1.5 billion company exclusively focused on the manufacture of single-use products used to serve food and beverages for the consumer/retail, foodservice and international markets. Solo has broad product offerings available in paper, plastic, foam, post-consumer recycled content and annually renewable materials, and creates brand name products under the Solo®, Sweetheart® and Bare™ by Solo® names. The Company was established in 1936 and has a global presence with facilities in Canada, Europe, Mexico, Panama and the United States. To learn more about the Company, visit www.solocup.com.

Media Contact:	Analyst Contact:
Angie Chaplin Gorman, 847-444-3503	Bob Koney, 847-444-3201
angie.gorman@solocup.com	robert.koney@solocup.com

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including management’s beliefs regarding the timing and impact of the acquisition on Solo Cup Company’s financial results. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, among others, the fulfillment of all conditions to the closing of the transaction, Solo’s ability to successfully integrate the acquired business, the existence of any undisclosed liabilities, the effect of the continuing economic downturn, the impact of our debt on our cash flow and operating flexibility, fluctuations in demand for the Company’s products and increases in energy, raw material and other manufacturing costs. For further details of these and other risks and uncertainties that may impact forward-looking statements and Solo’s business and financial results, see information set forth under the heading “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 27, 2009, and in our other filings made from time to time with the SEC. Solo does not undertake any obligation to update or revise any forward-looking statements as a result of new information, future events, changed assumptions or otherwise; and all forward-looking statements speak only as of the time when made.